Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Appointments to Ophthalmic Advisory Board

Plymouth Meeting, PA, April 23, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced the recent appointment of ten world-renowned ophthalmic and retinal specialists to its Ophthalmic Advisory Board:

•	Susan B. Bressler, MD, Professor of Ophthalmology, Director, Wilmer Photograph Reading Center, Johns Hopkins University School of Medicine, Baltimore, Maryland*;

•	Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center, Houston, Texas;

•	Glenn J. Jaffe, BA, MD, Professor of Ophthalmology, Duke University Eye Center and Director of the Uveitis Service Duke Optical Coherence Tomography Reading Center, Durham, North Carolina;

•	Michael L. Klein, MD, Professor, Casey Eye Institute-Oregon Health & Science University, Portland, Oregon;

•	Hugo Quiroz-Mercado, MD, Chief of the Retina Service, Chief of Experimental Surgery Laboratory and the Coordinator of the Research Committee at the Asociación Para Evitar la Ceguera en México;

•	Gholam A. Peyman, MD, Professor of Ophthalmology, Co-Director of Vitreo-Retinal Service, Tulane University School of Medicine, New Orleans, Louisiana;

•	Lawrence I. Rand, MD, Retinal Specialist, Private Practice, Waban, Massachusetts;

•	Carl D. Regillo, MD, FACS, Professor of Ophthalmology, Thomas Jefferson University, School of Medicine and Wills Eye Hospital, Philadelphia, Pennsylvania;

•	Jack Owens Sipperley, MD, Senior Partner, Retinal Consultants of Arizona, Ltd., Phoenix, Arizona; and

•	Edgar L. Thomas, MD, Retina-Vitreous Associates, Beverly Hills, California.

“I believe squalamine has demonstrated the potential for systemic anti-angiogenesis therapy to be used safely to preserve or improve vision in patients with AMD, and to treat a broader range of ophthalmic indications characterized by neovascularization,” noted Dr. Edgar Thomas.

“The current safety profile for squalamine as a systemic anti-angiogenic is excellent and certainly supports its use in Genaera’s upcoming AMD studies,” said Dr. Carl Regillo. “I look forward to participating in the development of squalamine for AMD with such an outstanding team of investigators and advisors.”

“Squalamine provides a number of important advantages as a systemic anti-angiogenic therapy for AMD including treating both eyes, which is often necessary, with no additional risk. It also avoids the complications associated with intraocular and periocular injections, such as infection, needle associated injuries, and not to be overlooked, poor patient acceptance,” commented Dr. Charles Garcia. “AMD is a chronic disease and systemic therapy such as squalamine also has the potential to allow a safer long-term maintenance or retreatment regimen, compared to ocular injection treatments.”

“We are delighted and honored to have these experts in the field of ophthalmology and eye disease join our Ophthalmic Advisory Board,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “Each member brings extraordinary scientific knowledge and a reputation as a thought leader in their field. Their involvement with Genaera will enable us to fulfill the goal of developing squalamine for the large, underserved age-related macular degeneration population.”

.Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

*Participation by Dr. Susan B Bressler as a member of the Scientific Advisory Board does not constitute or imply endorsement by the Johns Hopkins University, the Johns Hopkins Hospital, or the Johns Hopkins Health System. Dr. Bressler’s has been an advisor to Genaera since July of 2003 under a one year consulting agreement that comes up for renewal in July 2004.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,”

“plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that Genaera is unable to close the financing referred to above; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including LOMUCIN, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.